Exhibit 99.1

ONE LIBERTY PROPERTIES REPORTS THIRD QUARTER

2019 RESULTS

— Quarterly Rental Income Grows 6.3% Above Prior Year —

GREAT NECK, New York, November 7, 2019 — One Liberty Properties, Inc. (NYSE: OLP), a real estate investment trust focused on net leased properties, today announced operating results for the quarter ended September 30, 2019.

Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty, stated: “We are pleased that rental income grew 6.3% in the third quarter and are excited by the progress we are making in the ongoing transformation of our portfolio that over the past several years has resulted in our ownership of 44 industrial properties, including two properties acquired subsequent to quarter end. As of September 30, 2019, industrial assets comprise 53.7% of our real estate investments. One Liberty has added $39.9 million of industrial properties in the first nine months of 2019 and we expect that these assets will contribute at least $1.4 million of rental income in 2019. We remain focused on overcoming the challenges related to the properties that impact our ability to translate our improved revenue stream growth into cashflow and earnings. With our balance sheet which provides financial flexibility, we continue to pursue additional acquisitions. In this competitive environment, we intend to remain disciplined in our approach as we work for our stockholders to increase cash flow and earnings.

Operating Results:

Rental income grew 6.3% to $20.4 million in the third quarter of 2019, from $19.2 million in the third quarter of 2018 due primarily to the net benefit of acquisitions and dispositions in 2018 and 2019.

Total operating expenses in the third quarter of 2019 were $12.5 million compared to $11.5 million for the third quarter of 2018. Contributing to the change was a $552,000 increase in legal and real estate tax expenses associated with the Round Rock, Texas property, and the net impact of acquisitions in 2018 and 2019.

Net income attributable to One Liberty in the third quarter of 2019 was $5.1 million, or

$0.25 per diluted share, compared to $10.1 million, or $0.52 per diluted share, in the third quarter of 2018. Net income for the 2019 quarter includes a $2.4 million, or $0.12 per diluted share, gain on sale of real estate after giving effect to a $161,000 expense for the termination of a related mortgage interest rate derivative. Net income for the 2018 quarter includes a $4.6 million, or $0.24 per diluted share, gain on sale of real estate, a $2.0 million gain, or $0.10 per diluted share, from the sale of real estate by an unconsolidated subsidiary, and $372,000, or $0.02 per diluted share, from a lease termination fee.

Funds from Operations, or FFO, was $8.3 million, or $0.41 per diluted share, for the third quarter of 2019, compared to $9.4 million, or $0.48 per diluted share, in the third quarter of 2018.

Adjusted Funds from Operations, or AFFO, was $9.4 million, or $0.47 per diluted share, for the quarter ended September 30, 2019, compared to $10.3 million, or $0.53 per diluted share, for the corresponding quarter in the prior year.

FFO and AFFO declined $1.1 million and $900,000, respectively, in the third quarter of 2019 from the third quarter of 2018. This is primarily due to an increase in operating expense and reductions in rental income and equity in earnings at previously disclosed challenged properties along with increased interest expense related to newly acquired properties. Also contributing to the decrease in FFO was the inclusion, in the corresponding 2018 quarter, of a lease termination fee.

Per share diluted net income, FFO and AFFO were impacted during the quarter ended September 30, 2019 by an average increase of approximately 548,000 shares in the weighted average number of shares of common stock outstanding during the third quarter of 2019 from the third quarter of 2018 due to stock issuances pursuant to One Liberty’s at-the-market offering (ATM), dividend reinvestment and equity incentive programs. A reconciliation of GAAP amounts to non-GAAP amounts is presented with the financial information included in this release.

Balance Sheet:

At September 30, 2019, the Company had $10.9 million of cash and cash equivalents, total assets of $785.1 million, total debt of $453.9 million, and total stockholders’ equity of $290.8 million.

At November 4, 2019, One Liberty’s available liquidity was $84.0 million, including $6.6 million of cash and cash equivalents (net of the credit facility’s required $3.0 million deposit maintenance balance) and upon attainment of borrowing base levels, up to $77.4 million available under its credit facility.

Acquisitions and Dispositions:

As previously disclosed, during the current quarter, One Liberty acquired two industrial properties for an aggregate price of $13.2 million and sold two properties for a net gain of approximately $2.4 million (after giving effect to a $161,000 expense related to the early termination of a mortgage interest rate derivative).

Subsequent Events:

As previously reported, on October 3, 2019, One Liberty acquired an industrial property located in a suburb of Savannah, Georgia for a purchase price of $6.4 million. The property is leased through 2029 at an annual base rent of $437,000, increasing in 2024 by 10%.

On October 23, 2019, One Liberty acquired a 25,035 square foot industrial facility located on 2.95 acres in Chandler, Arizona, a suburb of Phoenix, for $3 million. The lease, which expires in 2024, provides for an annual base rent of $213,000, increasing by 2.0% in 2021.

On October 21, 2019, the Company sold a retail property in Houston, Texas for a sales price of $1.7 million. The Company anticipates that during the quarter and year ending December 31, 2019, it will recognize a gain of approximately $218,000 from this sale.

Non-GAAP Financial Measures:

One Liberty computes FFO in accordance with the “White Paper on Funds from Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance. FFO is defined in the White Paper as net income (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment write-downs of certain real estate assets and investments in entities where the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis.  In computing FFO, OLP does not add back to net income the amortization of costs in connection with its financing activities or depreciation of non-real estate assets.

One Liberty computes AFFO by adjusting from FFO for straight-line rent accruals and amortization of lease intangibles, deducting lease termination fees and gain on extinguishment of debt and adding back amortization of restricted stock compensation, amortization of costs in connection with its financing activities (including its share of its unconsolidated joint ventures) and debt prepayment costs. Since the NAREIT White Paper does not provide guidelines for computing AFFO, the computation of AFFO may vary from one REIT to another.

One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminishes predictably over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. FFO and AFFO should not be an alternative to net income as a reliable measure of our operating performance nor as an alternative to cash flows as measures of liquidity. FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Company’s cash needs.

Forward Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and in particular “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The Company acquires, owns and manages a geographically diversified portfolio consisting primarily of industrial, retail, restaurant, health and fitness and theater properties. Many of these properties are subject to long term net leases under which the tenant is typically responsible for the property’s real estate taxes, insurance and ordinary maintenance and repairs.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in Thousands)

(Unaudited)

	September 30,	December 31,
	2019	2018

ASSETS
Real estate investments, net	$711,293	$705,459
Property held-for-sale	1,227	-
Investment in unconsolidated joint ventures	11,070	10,857
Cash and cash equivalents	10,941	15,204
Restricted cash	-	1,106
Unbilled rent receivable	14,202	13,722
Unamortized intangible lease assets, net	26,375	26,541
Other assets	10,033	8,023
Total assets	$785,141	$780,912

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net of $4,302 and $4,298 of deferred financing costs, respectively	$435,115	$418,798
Line of credit-outstanding, net of $670 and $312 of deferred financing costs, respectively	18,780	29,688
Unamortized intangible lease liabilities, net	12,552	14,013
Other liabilities	26,726	19,818
Total liabilities	493,173	482,317

Total One Liberty Properties, Inc. stockholders’ equity	290,796	297,146
Non-controlling interests in consolidated joint ventures	1,172	1,449
Total equity	291,968	298,595
Total liabilities and equity	$785,141	$780,912

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenues:
Rental income, net	$20,414	$19,198	$62,288	$58,484
Lease termination fee	-	372	-	372
Total revenues	20,414	19,570	62,288	58,856

Operating expenses:
Depreciation and amortization	5,566	5,672	16,353	16,104
General and administrative	3,143	3,071	9,319	8,999
Real estate expenses	3,692	2,669	10,544	8,005
State taxes	68	59	255	286
Total operating expenses	12,469	11,471	36,471	33,394

Other operating income
Gain on sale of real estate, net	2,544	4,585	3,643	6,993
Operating income	10,489	12,684	29,460	32,455

Other income and expenses:
Equity in earnings (loss) of unconsolidated joint ventures	50	173	(32)	716
Equity in earning from sale of unconsolidated joint venture property	-	1,986	-	2,057
Other income	8	7	18	17
Interest:
Expense	(5,198)	(4,448)	(15,041)	(13,195)
Amortization and write-off of deferred financing costs	(252)	(220)	(739)	(669)

Net income	5,097	10,182	13,666	21,381
Net loss (income) attributable to non-controlling interests	21	(35)	(465)	(866)

Net income attributable to One Liberty Properties, Inc.	$5,118	$10,147	$13,201	$20,515

Net income per share attributable to common stockholders-diluted	$0.25	$0.52	$0.64	$1.06

Funds from operations - Note 1	$8,250	$9,378	$26,669	$28,828
Funds from operations per common share-diluted - Note 2	$0.41	$0.48	$1.35	$1.50

Adjusted funds from operations - Note 1	$9,361	$10,320	$28,878	$30,934
Adjusted funds from operations per common share-diluted - Note 2	$0.47	$0.53	$1.46	$1.61

Weighted average number of common shares outstanding:
Basic	19,191	18,646	19,037	18,521
Diluted	19,239	18,705	19,076	18,562

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Note 1:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$5,118	$10,147	$13,201	$20,515
Add: depreciation and amortization of properties	5,457	5,584	16,033	15,846
Add: our share of depreciation and amortization of unconsolidated joint ventures	130	156	396	563
Add: amortization of deferred leasing costs	109	88	320	258
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	3	-	14	-
Deduct: gain on sale of real estate	(2,544)	(4,585)	(3,643)	(6,993)
Deduct: equity in earnings from sale of unconsolidated joint venture property	-	(1,986)	-	(2,057)
Adjustments for non-controlling interests	(23)	(26)	348	696

NAREIT funds from operations applicable to common stock	8,250	9,378	26,669	28,828

(Deduct) add: straight-line rent accruals and amortization of lease intangibles	(192)	93	(1,498)	(932)
Deduct: lease terminaton fee income	-	(372)	-	(372)
(Deduct) add: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	(19)	(7)	(56)	13
Add: amortization of restricted stock compensation	942	971	2,834	2,653
Add: amortization and write-off of deferred financing costs	252	220	739	669
Add: prepayment costs on debt	161	-	201	-
Add: our share of amortization and write-off of deferred financing costs of unconsolidated joint ventures	4	28	13	40
Adjustments for non-controlling interests	(37)	9	(24)	35

Adjusted funds from operations applicable to common stock	$9,361	$10,320	$28,878	$30,934

Note 2:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$0.25	$0.52	$0.64	$1.06
Add: depreciation and amortization of properties	0.27	0.29	0.83	0.83
Add: our share of depreciation and amortization of unconsolidated joint ventures	0.01	0.01	0.02	0.03
Add: amortization of deferred leasing costs	0.01	-	0.02	0.01
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	-	-	-	-
Deduct: gain on sale of real estate	(0.13)	(0.24)	(0.18)	(0.36)
Deduct: equity in earnings from sale of unconsolidated joint venture property	-	(0.10)	-	(0.11)
Adjustments for non-controlling interests	-	-	0.02	0.04

NAREIT funds from operations per share of common stock-diluted (a)	0.41	0.48	1.35	1.50

(Deduct) add: straight-line rent accruals and amortization of lease intangibles	(0.01)	-	(0.08)	(0.04)
Deduct: lease terminaton fee income	-	(0.02)	-	(0.02)
(Deduct) add: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	-	-	-	-
Add: amortization of restricted stock compensation	0.05	0.06	0.14	0.14
Add: amortization and write-off of deferred financing costs	0.01	0.01	0.04	0.03
Add: prepayment costs on debt	0.01	-	0.01	-
Add: our share of amortization and write-off of deferred financing costs of unconsolidated joint ventures	-	-	-	-
Adjustments for non-controlling interests	-	-	-	-

Adjusted funds from operations per share of common stock-diluted (a)	$0.47	$0.53	$1.46	$1.61

(a)	The weighted average number of diluted common shares used to compute FFO and AFFO applicable to common stock includes unvested restricted shares that are excluded from the computation of diluted EPS.